Exhibit 11.1

            FREEPORT-McMoRan INC. AND CONSOLIDATED SUBSIDIARIES
                 COMPUTATION OF NET INCOME PER COMMON AND
                          COMMON EQUIVALENT SHARE

                                                          Years Ended December 31,
                                                     ---------------------------------
                                                       1993         1992        1991
                                                     ---------    --------    --------
                                                  (In Thousands, Except Per Share Amounts)
  Primary:
    Net income (loss) applicable to common stock     $(126,203)   $169,134    $ 40,090
                                                     =========    ========    ========

    Average common shares outstanding                  140,818     143,641     138,576
    Common stock equivalents:
      Stock options                                        777         874       1,050
                                                     ---------    --------    --------
    Average common and common equivalent shares        141,595     144,515     139,626
      outstanding                                    =========    ========    ========

    Net income (loss) per common and common              $(.89)      $1.17        $.29
      equvalent share                                    =====       =====        ====

  Fully Diluted:
    Net income (loss) applicable to common stock     $(126,203)   $169,134     $40,090
    Plus preferred dividends                              -            630        -
    Plus interest, net of tax effect, on convertible
      subordinated debentures                             -           -           -
                                                     ---------    --------     -------
    Net income applicable to common stock            $(126,203)   $169,764     $40,090
                                                     =========    ========     =======

    Average common shares outstanding                  140,818     143,641     138,576
    Common stock equivalents:
      Stock options                                      1,281         882       1,196
    Convertible securities:
      Convertible subordinated debentures                 -           -           -
      Preferred stock                                     -            734        -
                                                     ---------    --------     -------
    Average common and common equivalent shares        142,099     145,257     139,772
      outstanding                                    =========    ========     =======

    Net income (loss) per common and common              $(.89)      $1.17        $.29
      equivalent share                                   =====       =====        ====